Exhibit 99.1

Nalco Announces 2004 Third Quarter Results

    NAPERVILLE, Ill.--(BUSINESS WIRE)--Oct. 29, 2004--Nalco Holding Company, parent of Nalco Company, continues to deliver sales growth, with 2004 3rd quarter revenues up 8.8 percent compared to the 3rd quarter in 2003. Sales grew 4.9 percent organically - excluding currency translations, acquisition and divestiture impacts - even as cool summer weather and hurricane shutdowns modestly affected sales. The pace of organic sales growth compared to the same quarter in 2003 accelerated, from 3.1 percent in the 1st quarter of 2004 to 4.3 percent in the 2nd quarter of 2004 to 4.9 percent in the 3rd quarter of 2004.
    Debt reduction also accelerated during the 3rd quarter of 2004, as Nalco paid down $90 million of term loan debt, bringing year-to-date term loan and revolver repayments to $210 million excluding the term loan repayments financed by a trade receivables facility. The $90 million payments resulted in a decrease of net debt, defined as debt less cash and cash equivalents, of $81 million. Net income was $2.0 million in the 3rd quarter of 2004 versus $33.7 million in the 3rd quarter of 2003 when net interest expense was $53 million lower.
    Nalco is now reporting results at the Nalco Holding Company level. Nalco Holding Company is the parent of Nalco Company, Nalco Holdings LLC, Nalco Finance Holdings LLC and Nalco Finance Holdings Inc. Nalco Company is the entity level at which our term loans, senior notes and senior subordinated notes are held. Nalco Finance Holdings LLC and Nalco Finance Holdings Inc. are the entities at which the senior discount notes issued in January 2004 are held.
    Adjusted EBITDA, a non-GAAP measure, was $157.2 million, up 3.9 percent from 3rd quarter 2003 Adjusted EBITDA (excluding pro forma cost savings). Year-to-date Adjusted EBITDA is $438.0 million, up 9.7 percent from 2003 Adjusted EBITDA (excluding pro forma cost savings). Please see Attachment 5 for a reconciliation of Adjusted EBITDA to Net Income.
    The Energy Services Division posted significant organic growth in sales over the same period last year. The Industrial and Institutional Services Division reported broad-based growth across most markets and geographies, led by Global Mining Services. Nalco also reported solid gains in its water treatment business in the Middle East, Latin American and Pacific regions.
    "The ability of Nalco to deliver solid results despite unusually cool summer weather, hurricane-based plant shutdowns and faster-than-expected raw material and freight cost increases is a testament to the strength of the Nalco business model," stated Dr. William H. Joyce, Chairman and Chief Executive Officer. "Because of these issues, we did not fully benefit at the earnings level from our cost reduction and growth initiatives. Nonetheless, through the third quarter, we remain on track with our previously announced performance commitments."
    Mix issues, raw material costs and freight costs again contributed to lower gross margins from 2003 comparable-quarter levels. Among mix issues, lower gross margin mining and oil and gas exploration services particularly grew significantly faster than our other divisions, while above-average gross margin cooling water sales grew more slowly as a result of cooler than normal July and August weather in North America.
    Nalco announced additional price increases in September designed to take effect during the 4th quarter. These price increases are expected to help offset higher raw material and freight costs. A few significant raw material vendors have allocated supplies to Nalco and other consumers of these materials. In some cases these vendors have raised prices faster than expected, particularly for acrylic acid, cationic monomer and silicone. Nalco has quickly moved to moderate the effects of supply constriction on materials with alternate products that maintain or improve customer performance.
    Certain of Nalco's new product programs also reduce the dependence on selected raw materials. Nalco's 3D TRASAR(R) stress management system for cooling water improves customer performance while reducing demand for acrylic acid based products. Sales of this multi-patented innovation continue to run ahead of plan.
    Year-to-date sales are up 7.9% and net income for the first nine months shows a loss of $122.3 million. Without the impact of a $122.3 million non-cash purchase accounting-related expense for in-process Research and Development, Nalco Holding Company would have break-even net income.
    In mid-October, Nalco successfully completed conversion of its North America business to a new SAP platform. European operations are expected to convert to the platform at the beginning of January 2005. "The capital demands on our business remain low," noted Dr. Joyce. "We expect capital costs for information technology to decline with the completion of the SAP project." However, our total capital spend level should remain approximately $100 million in 2005 as we expand capacity in a few selected areas to meet volume requirements.
    Nalco's September 2004 year-to-date tax expenses are running at a higher rate than the base rate of 35% largely due to the one-time impact of non-deductible in-process R&D on pretax earnings, the tax costs related to the repatriation of cash from profitable offshore subsidiaries and the currently non-deductible interest expense on the Senior Discount Notes.
    Nalco Holding Company includes results for the previously reported Nalco Company and the impacts of the senior discount notes issued by Nalco Finance Holdings LLC and Nalco Finance Holdings Inc.
    "The primary difference between Nalco Holding Company and the results we have previously reported is the addition of the senior discount notes debt and the associated non-cash interest expense," said Bradley J. Bell, Executive Vice President and Chief Financial Officer. The senior discount notes were issued in January 2004 with initial gross proceeds of $446 million.
    Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2003, Nalco achieved sales of $2.8 billion.
    This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorism and international hostilities and other risk factors identified by the company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.
    The following statement is required to be included in this press release in accordance with Rule 134(b)(1) of the Securities Act of 1933, as amended:
    A registration statement relating to shares of common stock of Nalco Holding Company has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    Attachments

    1. Condensed Consolidated Balance Sheets (Unaudited)

    2. Condensed Consolidated and Combined Statement of Operation
(Unaudited)
    3. Condensed Consolidated and Combined Statements of Cash Flow
(Unaudited)

    4. Segment Information (Unaudited)

    5. EBITDA, Pro Forma EBITDA and Adjusted EBITDA (Unaudited)


                Nalco Holding Company and Subsidiaries

                 Condensed Consolidated Balance Sheets
                         (Dollars in Millions)

ATTACHMENT 1

                                                (Unaudited)
                                                 September    December
                                                    30,          31,
                                                   2004         2003
                                               ----------- -----------
Assets
Current assets:
 Cash and cash equivalents                          $63.1      $100.0
 Accounts receivable, less allowances of $23.9
  in 2004
and $21.0 in 2003
2003                                                523.2       482.9
 Inventories:
   Finished products                                226.0       233.6
   Materials and work in process                     59.9        61.5
                                               ----------- -----------
                                                    285.9       295.1
 Prepaid expenses, taxes and other current
  assets                                             60.6        97.6
                                               ----------- -----------
Total current assets                                932.8       975.6

Property, plant, and equipment, net                 815.8       865.6
Intangible assets:
 Goodwill                                         2,359.1     2,500.1
 Other intangibles, net                           1,333.9     1,408.9
Other assets                                        386.5       413.6
                                               ----------- -----------
Total assets                                     $5,828.1    $6,163.8
                                               =========== ===========

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                                  $223.3      $155.9
 Short-term debt                                     13.7        51.9
 Other current liabilities                          321.7       321.0
                                               ----------- -----------
Total current liabilities                           558.7       528.8

Other liabilities:
 Long-term debt                                   3,503.5     3,262.8
 Deferred income taxes                              560.8       624.0
 Accrued pension benefits                           395.6       374.1
 Other liabilities                                  305.8       293.5

Minority interest                                    12.9        11.6
Shareholders' equity                                490.8     1,069.0
                                               ----------- -----------
Total liabilities and shareholders' equity       $5,828.1    $6,163.8
                                               =========== ===========

                Nalco Holding Company and Subsidiaries

     Condensed Consolidated and Combined Statements of Operations
                              (Unaudited)

                         (Dollars in Millions)

ATTACHMENT 2

                           Successor Predecessor Successor Predecessor
                           --------- ----------- --------- -----------
                             Three      Three      Nine        Nine
                             Months    Months     Months      Months
                             ended      ended      ended       ended
                           September  September  September   September
                            30, 2004   30, 2003   30, 2004    30, 2003
                           --------- ----------- --------- -----------

Net sales                    $774.2      $711.4  $2,227.9    $2,064.1
Operating costs and
 expenses:
 Cost of product sold        (394.7)     (337.9) (1,128.4)     (992.8)
 Selling, administrative,
  and research expenses      (261.8)     (261.5)   (789.6)     (792.6)
 Impairment of goodwill           -           -         -      (244.4)
 Amortization of intangible
  assets                      (23.9)      (20.5)    (73.0)      (61.8)
 In-process research and
  development                     -           -    (122.3)          -
 Business optimization
  expenses                        -        (5.5)        -       (15.2)
                           --------- ----------- --------- -----------
                             (680.4)     (625.4) (2,113.3)   (2,106.8)
                           --------- ----------- --------- -----------

Operating earnings (loss)      93.8        86.0     114.6       (42.7)

Other income (expense), net    (1.2)      (12.8)     (6.5)      (13.0)
Interest income                 2.3         1.1       7.7         5.4
Interest expense              (64.0)       (9.7)   (187.7)      (29.2)
                           --------- ----------- --------- -----------

Earnings (loss) before
 income taxes                  30.9        64.6     (71.9)      (79.5)

Income tax provision          (27.2)      (29.5)    (46.8)      (70.1)

Minority interests             (1.7)       (1.4)     (3.6)       (4.4)
                           --------- ----------- --------- -----------
Net income (loss)              $2.0       $33.7   $(122.3)    $(154.0)
                           ========= =========== ========= ===========

                Nalco Holding Company and Subsidiaries

     Condensed Consolidated and Combined Statements of Cash Flows
                              (Unaudited)
                         (Dollars in Millions)


ATTACHMENT 3
                                                Successor  Predecessor
                                               ----------- -----------
                                               Nine Months Nine Months
                                                  ended       ended
                                               September   September
                                                 30, 2004    30, 2003
                                               ----------- -----------
Operating activities
Net loss                                          $(122.3)    $(154.0)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
      Depreciation                                   80.7        91.6
      Amortization                                   73.0        61.8
      Impairment of goodwill                            -       244.4
      In-process research and development           122.3           -
      Amortization of deferred financing costs
       and accretion of senior discount notes        36.4           -
      Other, net                                     21.1        49.7
      Changes in operating assets and
       liabilities                                   44.9       (30.8)
                                               ----------- -----------
Net cash provided by operating activities           256.1       262.7
                                               ----------- -----------

Investing activities
Purchase price adjustment on acquisition of
 Ondeo Nalco Group                                   25.3           -
Additions to property, plant, and equipment,
 net                                                (57.7)      (66.9)
Business purchases/sales, net                           -       (25.6)
Other investing activities                           (5.1)      (35.4)
                                               ----------- -----------
Net cash used for investing activities              (37.5)     (127.9)
                                               ----------- -----------

Financing activities
Cash dividends                                          -       (29.0)
Changes in short-term debt, net                     (38.1)     (100.6)
Proceeds from long-term debt                        542.9         0.6
Repayments of long-term debt                       (318.6)       (6.8)
Deferred financing costs                             (1.2)          -
Capital contributions (distributions), net         (437.6)       31.6
Other                                                (0.7)       (2.6)
                                               ----------- -----------
Net cash used for investing activities             (253.3)     (106.8)
Effect of exchange rate changes on cash and
 cash equivalents                                    (2.2)       10.7
                                               ----------- -----------
Increase (decrease) in cash and cash
 equivalents                                        (36.9)       38.7
Cash and cash equivalents at beginning of
 period                                             100.0       120.5
                                               ----------- -----------
Cash and cash equivalents at end of period          $63.1      $159.2
                                               =========== ===========


                Nalco Holding Company and Subsidiaries

                          Segment Information
                              (Unaudited)
                         (Dollars in Millions)

ATTACHMENT 4

Net sales by reportable segment were as follows:

                      Successor   Predecessor   Successor  Predecessor
                    ------------- ------------ ----------- -----------
                    Three Months  Three Months Nine Months Nine Months
                       ended         ended       ended       ended
                    September     September    September   September
                     30, 2004      30, 2003     30, 2004    30, 2003
                    ------------- ------------ ----------- -----------

Industrial and
 Institutional
 Services                 $355.4       $336.1    $1,036.7      $954.6
Energy Services            200.1        180.8       592.2       531.1
Paper Services             164.7        159.8       490.0       463.2
Other                       54.0         34.7       109.0       115.2
                    ------------- ------------ ----------- -----------
Net sales                 $774.2       $711.4    $2,227.9    $2,064.1
                    ------------- ------------ ----------- -----------

Note: Pacific sales related to the I&IS and Paper segments are now reported with those segments. These had previously been reported in the Other segment. All sales in India and our Katayama Nalco joint venture are reported in Other.


                Nalco Holding Company and Subsidiaries
                    Segment Information (Continued)
                              (Unaudited)

                         (Dollars in Millions)

   The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes:

                           Successor Predecessor Successor Predecessor
                           --------- ----------- --------- -----------
                             Three     Three      Nine       Nine
                             Months    Months     Months     Months
                             ended     ended      ended      ended
                           September  September  September  September
                            30, 2004   30, 2003   30, 2004   30, 2003
                           --------- ----------- --------- -----------
Segment direct
 contribution:
 Industrial and
  Institutional Services      $87.9       $94.0    $257.7      $239.9
 Energy Services               40.0        41.0     124.8       121.9
 Paper Services                35.8        39.5     112.1       108.2
 Other                         (4.1)      (10.7)    (45.4)      (32.6)
                           --------- ----------- --------- -----------
Total segment direct
 contribution                 159.6       163.8     449.2       437.4

Income (expenses) not
 allocated to segments:
 Administrative expenses      (41.9)      (51.8)   (139.3)     (158.7)
 Amortization of intangible
  assets                      (23.9)      (20.5)    (73.0)      (61.8)
 Impairment of goodwill           -           -         -      (244.4)
 In-process research and
  development                     -           -    (122.3)          -
 Business optimization
  expenses                        -        (5.5)        -       (15.2)
                           --------- ----------- --------- -----------
Operating earnings (loss)      93.8        86.0     114.6       (42.7)
Other income (expense), net    (1.2)      (12.8)     (6.5)      (13.0)
Interest income                 2.3         1.1       7.7         5.4
Interest expense              (64.0)       (9.7)   (187.7)      (29.2)
                           --------- ----------- --------- -----------
Earnings (loss) before
 income taxes                 $30.9       $64.6    $(71.9)     $(79.5)
                           ========= =========== ========= ===========


                Nalco Holding Company and Subsidiaries

       EBITDA, Pro Forma EBITDA, and Adjusted EBITDA (Unaudited)
                         (Dollars in Millions)


ATTACHMENT 5

                           Successor Predecessor Successor Predecessor
                           --------- ----------- --------- -----------
                             Three     Three      Nine       Nine
                             Months    Months     Months     Months
                             ended     ended      ended      ended
                           September  September  September  September
                            30, 2004   30, 2003   30, 2004   30, 2003
                           --------- ----------- --------- -----------

Net income (loss)              $2.0       $33.7   $(122.3)    $(154.0)
Income tax provision           27.2        29.5      46.8        70.1
Interest expense, net of
 interest income               61.7         8.6     180.0        23.8
Depreciation                   23.8        30.9      80.7        91.6
Amortization                   23.9        20.5      73.0        61.8
                           --------- ----------- --------- -----------
EBITDA                        138.6       123.2     258.2        93.3

Sublease rent expense             -        (2.6)        -        (7.9)
Purchase accounting for
 pensions                         -         2.5         -         7.2
Suez management fees              -         0.8         -         2.3
Charges to Suez                   -        (0.2)        -        (0.4)
                           --------- ----------- --------- -----------
Pro forma EBITDA              138.6       123.7     258.2        94.5

In-process research and
 development                      -           -     122.3           -
Write-off of inventory
 step-up                          -           -      14.5           -
Impairment of goodwill            -           -         -       244.4
Business optimization
 expenses                         -         5.5         -        15.2
Asset write-offs                  -         0.6         -         4.5
Profit sharing expense
 funded by Suez                 6.3         4.2      18.6        12.5
Sponsor monitoring fees         2.8           -       8.4           -
Franchise taxes                 0.8        (3.8)      2.3        (1.0)
Non-cash rent expense           2.6         2.6       3.4         1.6
Non-wholly owned entities       3.9        (1.6)      3.3         0.5
Gain on sale, net of
 expenses                         -        11.4       0.3        11.3
Other unusual charges           2.2         8.6       6.7        15.8
                           --------- ----------- --------- -----------
                              157.2       151.2     438.0       399.3
Estimated cost reductions         -         7.5         -        22.5
                           --------- ----------- --------- -----------
Adjusted EBITDA              $157.2      $158.7    $438.0      $421.8
                           ========= =========== ========= ===========

    The EBITDA measure calculated in Attachment 5 is a measure used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
    EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
    Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior credit facility. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

    CONTACT: NALCO COMPANY
             Media Contact:
             Charlie Pajor, 630-305-1556
             cpajor@nalco.com
             or
             Investor Contact:
             Mike Bushman, 630-305-1025
             mbushman@nalco.com
             www.nalco.com